FORM 3

                                                     OMB APPROVAL
                                            ---------------------------
                                            OMB NUMBER:   3235-0104
                                            EXPIRES:   DECEMBER 31, 2001
                                            ESTIMATED AVERAGE BURDEN
                                            HOURS PER RESPONSE......0.5


               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

Kelly S. Kirkpatrick
One Rockefeller Plaza, Suite 1430
New York,  NY   10020
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2.  Date of Event Requiring Statement

March 8, 2002
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Issuer Name and Ticker or Trading Symbol

Harris & Harris Group, Inc. (TINY)
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

[ X ] Director                       [   ] 10% Owner
[   ] Officer (give title below)     [   ] Other (specify below)

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6. If Amendment, Date of Original (Month/Year)

NA
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7.Individual or Joint/Group Filing (Check Applicable Line)

[ X ] Form filed by One Reporting Person

[   ] Form filed by More than One Reporting Person

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Table I - Non-Derivative Securities Beneficially Owned
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1. Title   2. Amount of     3. Ownership        4. Nature of Indirect
    of        Security         Form:               Beneficial Ownership
Security)     Beneficially     Direct (D)          (Instr.5)
(Instr. 4)    Owned            or Indirect (I)
              (Instr.4)        (Instr.5)
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                -0-

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Table II - Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
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1. Title of  2. Date Exercisable   3. Title And     4. Conversion of
Derivative      and Expiration     Amount of           Exercise Price of
Security        Date               Underlying          Derivative
(Instr.3)      (Month/Day/Year)    Securities          Security
                                   (Instr.3 and 4)
             ------------------    ---------------
             Date                         Amount or
             Exer-    Expiration          Number of
             cisable  Date         Title  Shares
             -------  ----------   -----  ---------


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NOT APPLICABLE

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5. Ownership Form   6.  Nature of Indirect
   of Derivative        Beneficial Ownership
   Security             (Instr.5)
   Direct (D) or
   Indirect (I)
   (Instr. 5)


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NOT APPLICABLE
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Explanation of Responses:



/s/Kelly S. Kirkpatrick                March 28, 2002
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**Signature of Reporting Person        Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.